Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of STERIS plc pertaining to the STERIS plc 2006 Long-Term Equity Incentive Plan of our report dated May 31, 2016, with respect to the consolidated financial statements and financial statement schedule of STERIS plc and subsidiaries and the effectiveness of internal control over financial reporting of STERIS plc and subsidiaries included in its Annual Report (Form 10-K) for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Cleveland, Ohio

November 8, 2016